Exhibit 14.1

           CODE OF ETHICS APPLICABLE TO THE CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER, CONTROLLER AND FINANCIAL MANAGERS

Investors Capital Holdings, Ltd. requires ethical conduct in the practice of financial management throughout the world. The Chief Executive Officer, Chief Financial Officer, Controller and financial managers hold an important and elevated role in corporate governance. They are uniquely positioned and empowered to ensure that the Company's, and its stockholders, interests are appropriately balanced, protected and preserved. This Code provides principles that these officers must adhere to and advocate.

As the Chief Executive Officer, Chief Financial Officer, Controller, or a financial manager, I will:

     o    Embody and enforce this Code of Ethics.

     o Ensure that this Code of Ethics is communicated at least annually throughout all financial departments.

     o Formally and promptly communicate any breach of this Code of Ethics to the Senior Vice President and General Counsel.

     o Act at all times with honesty, integrity and independence, avoiding actual or apparent conflicts of interest in personal and professional relationships.

     o Discuss with appropriate Senior Management level, or, in the case of the Chief Executive Officer, with the Senior Vice President and General Counsel, in advance any transaction that reasonably could be expected to give rise to a conflict of interest.

     o Provide full, fair, accurate, complete, objective, timely and understandable financial disclosures in internal reports as well as documents filed or submitted to the Securities and Exchange Commission, any other government agency or self-regulatory organization, or used in public communications.

     o Comply with all applicable rules and regulations of federal, state, provincial and local governments, the Securities and Exchange Commission, the New York Stock Exchange, and other exchanges on which the Company's stock is listed, and other appropriate private and public regulatory agencies.

     o    Comply with the Company's Code of Conduct

     o Act in good faith, responsibly, with due care, competence, diligence, and without knowingly misrepresenting material facts or allowing my better judgment to be subordinated

     o Protect and respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work will not be used for personal advantage.

     o    Be recognized as a responsible partner among peers.

     o Responsibly use and control assets and other resources employed or entrusted to my supervision.

By signing this statement, I acknowledge that I have read, understand, and agree to adhere to this Code of Ethics. Violation of this Code may be ground for termination from the Company. Any waiver of this policy must be approved by the Board of Directors, and, if an executive officer is implicated, will be communicated to the shareholders.